ATS Corporation Announces Strategic Evaluation and Executive Changes

MCLEAN, VA – (PRNEWSWIRE) – January 7, 2011.  ATS Corporation (“ATSC” or the “Company”) (NYSE Amex: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced that the Board of Directors has begun a process to evaluate strategic alternatives for the Company.  Board Chairman Dr. Edward H. Bersoff explained that “The Board continues to believe that the current market value of the Company’s shares does not reflect its underlying value and prospects.”    There can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed.

The Company also announced that President and Chief Executive Officer Sidney E. Fuchs, who joined the Company during 2010, has decided to depart from the Company.  Dr. Bersoff commented, “In light of the Board’s  decision to begin this process,  Sid concluded that it was in his best interests to pursue other opportunities.”

In terms of ongoing leadership, Executive Vice President and Chief Financial Officer Pamela A. Little and Senior Vice President John Hassoun have become Co-Chief Executive Officers, with Ms. Little having primary responsibility for financial and administrative aspects of the Company’s affairs and Mr. Hassoun having primary responsibility for operational matters, such as pursuit and execution of contracts.

About ATS Corporation

ATSC is a leading provider of mission-driven software and systems development, systems integration, infrastructure management and consulting services to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  ATSC technology professionals are recognized for their deep domain expertise in case management; border and port security; and financial, supply chain management and health information systems.  Headquartered in McLean, Virginia, the Company has more than 500 employees at 5 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about evaluating strategic alternatives for the Company, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010. In addition, the forward-looking statements included in this press release represent our views as of January 7, 2011. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 7, 2011.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400